                                                                                            Exhibit 21.1

                                               Subsidiaries

Name                                             Jurisdiction of Incorporation           Ownership
----                                             -----------------------------           ---------
China Organic Agriculture, Ltd.                  British Virgin Islands.                 100% (direct)

Jilin Songyuan City ErMaPao Green Rice Ltd       Peoples Republic of China               100% (indirect)

Jilin Yutian Organic Agriculture Co., Ltd        People's Republic of China              100% (indirect)

Far East Wine Holding Group Limited              British Virgin Islands                  100% (indirect)